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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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STAG Industrial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2012

To our stockholders:

        You are cordially invited to attend the 2012 annual meeting of the stockholders of STAG Industrial, Inc., a Maryland corporation, which will be held at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on May 7, 2012 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

  1.
  the election of six directors to hold office until our 2013 annual meeting of stockholders and until his successor has been duly elected and qualifies;

  2.
  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012;

  3.
  the approval, by non-binding vote, of executive compensation; and

  4.
  the recommendation, by non-binding vote, of the frequency of executive compensation votes.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

        If you own shares of our common stock as of the close of business on March 9, 2012, you can vote those shares by proxy or at the meeting.

        Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the internet. On or about March 28, 2012, we expect to mail our stockholders either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the "Notice") or (ii) the Notice only, each in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting and any adjournments or postponements thereof. If you received the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

        If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the internet, by mail or by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

By order of the Board of Directors:
KATHRYN ARNONE Executive Vice President, General Counsel and Secretary

Boston, Massachusetts
March 28, 2012

STAG INDUSTRIAL, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

 QUESTIONS AND ANSWERS

Q:    Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
The Board of Directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on Monday, May 7, 2012, at 10:00 a.m., local time. Pursuant to rules promulgated by the Securities and Exchange Commission ("SEC"), we are providing access to our proxy materials over the internet. On or about March 28, 2012, we are mailing either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the "Notice"), or (ii) the Notice only, to our stockholders of record on March 9, 2012. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:    When was the Notice mailed?

A:
The Notice was mailed to stockholders beginning on or about March 28, 2012.

Q:    Who is entitled to vote?

A:
All common stockholders of record as of the close of business on March 9, 2012, the record date, are entitled to vote at the annual meeting.

Q:    What is the quorum for the meeting?

A:
A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 15,988,080 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 9, 2012. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:    How many votes do I have?

A:
You are entitled to one vote for each whole share of common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are the "stockholder of record" of those shares.

  If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of those shares. The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the internet.

Q:    How do I vote?

A:
Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the internet, by mailing a proxy card or by telephone, will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions.

Q:    How do I vote my shares that are held by my broker?

A:
If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the internet.

Q:    What am I voting on?

A:
You will be voting on:

  •
  Proposal 1: the election of six directors to hold office until our 2013 annual meeting of stockholders and until his successor has been elected and qualifies;

  •
  Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for year ending December 31, 2012;

  •
  Proposal 3: the approval, by non-binding vote, of executive compensation; and

  •
  Proposal 4: the recommendation, by non-binding vote, of the frequency of the vote on our executive compensation.

  In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:    What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.
	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.
	Proposal 3: Advisory Vote Approving Executive Compensation	Advisory vote approving executive compensation requires a majority of the votes cast.
	Proposal 4: Advisory Vote on Frequency of Executive Compensation Vote	The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the stockholders.

Q:    How are abstentions and broker non-votes treated?

A:
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the approval of our executive compensation) and has not received instructions from the beneficial owner.

  If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange ("NYSE") rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, on the advisory vote approving our executive compensation or on the advisory vote on the frequency of the vote on our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

  Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the votes on the proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

  Important: Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, pursuant to NYSE Rule 452, their shares will not be voted in connection with the election of directors or the proposals on our executive compensation. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:    Will there be any other items of business on the agenda?

A:
The Board of Directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. If any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:    What happens if I submit my proxy without providing voting instructions on all proposals?

A:
Proxies properly submitted via the internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy (other than proxies submitted by an institution subject to NYSE Rule 452) does not provide voting instructions on a proposal, the proxy will be voted as follows:

  •
  to elect (FOR) each of the director nominees listed in "Proposal 1—Election of Directors;"

  •
  in favor of (FOR) "Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm;"

  •
  in favor of (FOR) "Proposal 3—Advisory (Non-Binding) Vote Approving Executive Compensation;" and

  •
  in favor of (FOR) an advisory vote on executive compensation every year (box "1 YEAR" on the proxy card) under "Proposal 4—Advisory (Non-Binding) Vote on Frequency of Executive Compensation Vote."

Q:    Will anyone contact me regarding this vote?

A:
No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:    Who has paid for this proxy solicitation?

A:
We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q:    May stockholders ask questions at the annual meeting?

A:
Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:    How many copies should I receive if I share an address with another stockholder?

  The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called "householding." Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

  Our company and some brokers, banks or other agents may be householding our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, including the proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

  Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a single set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, our proxy materials, you may send a written request to STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary. In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

Q:    What does it mean if I receive more than one Notice?

A:
It means that you have multiple accounts at the transfer agent or with brokers. Please submit all of your proxies over the internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:    Can I change my vote after I have voted?

A:
Yes. Proxies properly submitted over the internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:    Can I find additional information on the company's website?

A:
Yes. Our website is located at www.stagindustrial.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary.

 PROPOSAL 1:    ELECTION OF DIRECTORS

        The Board of Directors currently consists of seven members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of stockholders.

        At the 2012 annual meeting, six directors will be elected to serve until the 2013 annual meeting and until their successors are duly elected and qualified. The Board of Directors has nominated the following current directors, Benjamin S. Butcher, F. Alexander Fraser, Jeffrey D. Furber, Larry T. Guillemette, Francis X. Jacoby III and Hans S. Weger to serve as directors (the "Nominees"). The Board of Directors anticipates that each Nominee will serve, if elected, as a director. However, if anyone nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

        The Board of Directors recommends a vote FOR each Nominee.

The Board of Directors

  Nominees for Election to Term Expiring 2013

        The biographical descriptions below set forth certain information with respect to each Nominee for election as a director at the annual meeting. Each of our current directors has served on the board since our initial public offering, which was consummated in April 2011. The board has identified specific attributes of each Nominee that the board has determined qualify that person for service on the board.

Benjamin S. Butcher Chief Executive Officer, President and Chairman of the Board Age: 58 Committees: • Investment (Chair)	Mr. Butcher serves as our Chief Executive Officer, President and Chairman of the Board of Directors. Prior to the formation of our company, Mr. Butcher oversaw the growth of our predecessor business over the last eight years serving as a member of the Board of Managers of STAG Capital Partners, LLC, STAG Capital Partners III, LLC (together, the "management company"), and their affiliates from 2003 to 2011. From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology. From 1997 to 1998, Mr. Butcher served as a Director at Credit Suisse First Boston, where he sourced and executed transactions for the Principal Transactions Group (real estate debt and equity). Prior to that, he served as a Director at Nomura Asset Capital from 1993 to 1997, where he focused on marketing and business development for its commercial mortgage-backed securities group. Mr. Butcher received his Bachelor of Arts degree from Bowdoin College and his Master of Business Administration degree from the Tuck School of Business at Dartmouth. In light of his extensive company-specific operational, finance and market experience, his leadership abilities, and his expertise in the acquisition, ownership and management of single-tenant industrial properties, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Butcher to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

F. Alexander Fraser Director Age: 39 GI Partners' Nominee
Mr. Fraser has served as a member of the Board of Directors since April 2011. Mr. Fraser serves as a Managing Director at GI Partners, LLC, a private equity firm focused on investments in asset-backed businesses and properties in North America and Western Europe. Prior to joining GI Partners, LLC in 2005, Mr. Fraser worked as a Vice President in the Real Estate Investment Banking Group at J.P. Morgan Securities, Inc. in New York from 2004 to 2005, where he advised real estate investment trusts, real estate operating companies and real estate opportunity funds on capital markets activities, merger and acquisition transactions and strategic initiatives. Mr. Fraser also worked as an investment banker and sell-side equity analyst for Thomas Weisel Partners, LLC. In addition, Mr. Fraser currently serves on the boards of Waypoint/GI Ventures, LLC, STAG GI Investments, LLC ("STAG GI"), FlatIron Crossing, Advoserv and Plum Healthcare and previously served on the boards of CenterPoint Properties Trust, Telx Group and Sunset Gower Studio. Mr. Fraser holds a Bachelor of Arts degree from Colgate University and a Masters of Business Administration from the Darden School at the University of Virginia. In light of his extensive investment banking, capital markets and real estate experience and his experience providing strategic advice to real estate investment trusts, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Fraser to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.
Jeffrey D. Furber Independent Director Age: 53 Committees: • Compensation • Nominating and Corporate Governance

Mr. Furber has served as an independent member of the Board of Directors since April 2011. Mr. Furber serves as the Chief Executive Officer of AEW Capital Management ("AEW"), a real estate investment management company, and the Chairman of AEW Europe, where he has oversight responsibility for all of AEW's operating business units in the United States, Europe and Asia. Mr. Furber also chairs the firm's management committee, which is responsible for AEW's strategic direction and for managing the firm's resources, and is a member of the firm's investment committees and investment policy group. Prior to joining AEW in 1997, Mr. Furber served as Managing Director of Winthrop Financial Associates, a wholly-owned subsidiary of Apollo Advisors, and served as President of Winthrop Management. In these capacities, he was responsible for acquisitions, asset management and capital markets activity, including the sourcing of equity and mezzanine debt investments. In addition, Mr. Furber currently serves on the board of The Howard Hughes Corporation (NYSE: HHC). Mr. Furber holds a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration from Harvard Business School. In light of his significant capital markets and industry experience, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Furber to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

Larry T. Guillemette Independent Director Age: 56 Committees: • Investment • Audit • Compensation (Chair)	Mr. Guillemette has served as an independent member of the Board of Directors since April 2011. Mr. Guillemette has served as Chairman of the board of directors, Chief Executive Officer and President of Amtrol Inc., a multi-national pressure vessel manufacturer ("Amtrol"), since February 2006. Mr. Guillemette also served as Executive Vice President and Chief Financial Officer of Amtrol from 2000 to 2006 and as Executive Vice President of Marketing and Business Development from 1998 to 2000. To complete a financial restructuring (a debt-to-equity conversion) in connection with the maturity of debt incurred in 1996 to finance the acquisition of Amtrol by its sole stockholder, Amtrol filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in December 2006 and emerged from Chapter 11 in June 2007. Prior to joining Amtrol, Mr. Guillemette served as Chief Executive Officer and President of Balcrank Products, Inc., a manufacturer of lubrication equipment for the automotive service market and other industrial product lines from 1991 to 1998. From 1990 to 1991, he served as Senior Vice President and Senior Financial Officer of The O'Connor Group, a real estate investment, management and development firm. Prior to that, from 1986 to 1990, Mr. Guillemette served as a Vice President for Hampton Partners/G.M. Cypres & Co., Inc., an investment banking partnership. Mr. Guillemette holds a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration from the Tuck School of Business at Dartmouth. In light of his extensive leadership experience through his senior officer and director positions and his company accounting and real estate experience, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Guillemette to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.
Francis X. Jacoby III Independent Director Age: 50 Committees: • Investment • Audit • Nominating and Corporate Governance

Mr. Jacoby has served as an independent member of the Board of Directors since April 2011. Mr. Jacoby is President of Kensington Investment Company, Inc., the wealth management office for a family that owns travel-related businesses and passenger ships and makes significant investments in real estate, private equity and venture capital. In addition, Mr. Jacoby serves as the Chief Financial Officer of Grand Circle Corporation, an affiliate of Kensington Investment Company, Inc. From May 2001 to June 2008, Mr. Jacoby served as the Senior Vice President and Chief Financial Officer for GID Investment Advisers LLC, a family wealth management office whose primary focus is developing, acquiring and managing apartment communities, suburban office properties and flex industrial business parks throughout the United States for its own account and for joint ventures with institutional investors. Prior to that, Mr. Jacoby served as the Executive Vice President and Chief Financial Officer for Leggat McCall Properties, LLC from September 1995 to May 2001, where he was responsible for raising debt and equity capital to support the company's real estate development and acquisition activities. From July 1983 to September 1995, Mr. Jacoby held a variety of senior management positions in the acquisitions, asset management and finance departments of Winthrop Financial Associates, a real estate investment company which owned and managed multiple property types. Mr. Jacoby holds a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration from Boston University. In light of his twenty-five years of investment and capital markets experience and his significant real estate investment experience, including structuring, negotiating and closing complex transactions, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Jacoby to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

Hans S. Weger Independent Director Age: 48 Committees: • Investment • Audit (Chair)

Mr. Weger has served as an independent member of the Board of Directors since April 2011. From August 1998 through January 2011, Mr. Weger served as Chief Financial Officer, Executive Vice President and Treasurer of LaSalle Hotel Properties (NYSE: LHO), a publicly-traded real estate investment trust focused on the acquisition, ownership, redevelopment and leasing of primarily upscale and luxury full-service hotels. In addition, Mr. Weger served as Secretary of LaSalle Hotel Properties from October 1999 through January 2011. Mr. Weger was responsible for all of the company's financial, accounting, human resources and information technology activities. Prior to joining LaSalle, Mr. Weger served as Vice President and Treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah's Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger holds a Bachelor of Sciences degree in finance from the University of Southern Mississippi and a Masters in Business Administration from the University of Chicago. In light of his real estate and real estate financing knowledge and his public company financial reporting and operations experience as the Chief Financial Officer of a publicly-traded real estate investment trust, the Board of Directors believes that it is in the best interests of our company and our stockholders for Mr. Weger to continue to serve as a director on the Board of Directors, subject to stockholder approval at the annual meeting.

  Retiring Director—Term Expiring 2012

Edward F. Lange, Jr. Independent Director Age: 52 Committees: • Compensation • Nominating and Corporate Governance (Chair)	Mr. Lange has served as an independent member of the Board of Directors since April 2011. On March 8, 2012, we announced that Mr. Lange will not seek re-election as a director at the end of his current term, which expires at the annual meeting. Mr. Lange serves as Chief Financial Officer and as a member of the board of directors of Americold Realty Trust, a real estate company focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. From July 2000 to July 2010, Mr. Lange served as an executive officer of BRE Properties, Inc. (NYSE: BRE), a publicly-traded real estate investment trust focused on the development, acquisition and management of apartment communities, and served on the board of directors from July 2008 to July 2010. Mr. Lange served as the Executive Vice President and Chief Operating Officer of BRE from January 2007 to July 2010. In addition, Mr. Lange served as Executive Vice President and Chief Financial Officer of BRE from July 2000 to April 2008, and during the period from November 2008 to September 2009. Prior to joining BRE, Mr. Lange served as Executive Vice President and Chief Financial Officer of Health Care REIT, Inc., an Ohio-based senior housing real estate investment trust, from 1996 to 2000. He also was a Senior Vice President of Finance and a member of the executive management team of the Mediplex Group, Inc. and affiliated companies from 1992 to 1996. From January 2011 to July 2011, Mr. Lange was a member of the board of directors of American Assets Trust, Inc. (NYSE: AAT), a publicly-traded real estate investment trust that owns, operates, acquires and develops high quality retail and office properties. Mr. Lange holds a Bachelor's degree in Urban Planning from the University of Massachusetts and a Master of Business Administration degree from the University of Connecticut.

Biographical Information Regarding Executive Officers Who Are Not Directors

        Each of the executive officers identified below has served in his or her respective position since our inception.

Gregory W. Sullivan Chief Financial Officer, Executive Vice President and Treasurer Age: 57	Mr. Sullivan serves as our Chief Financial Officer, Executive Vice President and Treasurer. Prior to the formation of our company, Mr. Sullivan served on the Board of Managers of the management company from 2004 to 2011 and served as Executive Vice President for Corporate Development for New England Development LLC ("NED") from 2002 to 2011, where his role was to expand and diversify NED's real estate and non-real estate private equity activities. Prior to joining NED in 2002, Mr. Sullivan was Executive Vice President and Chief Financial Officer of Trizec Hahn Corporation from 1994 to 2001, a public real estate company headquartered in Toronto. From 1987 to 1994, Mr. Sullivan served in various capacities at AEW Capital Management in Boston including overseeing investments for the company's real estate opportunity fund and heading the capital markets group. In addition, from 1982 to 1987, he served as a senior finance officer at M/A-COM, Inc., a Boston based telecommunications company and, from 1980 to 1982, he served as an investment banker at Smith Barney in New York. Mr. Sullivan received his Bachelor of Sciences degree from the University of Vermont and his Master of Business Administration degree from The Wharton School of the University of Pennsylvania.
Stephen C. Mecke Chief Operating Officer and Executive Vice President Age: 49
Mr. Mecke serves as our Chief Operating Officer and Executive Vice President. Prior to the formation of our company, Mr. Mecke served as Chief Investment Officer for the management company from 2004 to 2011, where he was responsible for all asset acquisition and asset management activities. Prior to joining the management company, Mr. Mecke ran the acquisitions groups for M--P--A, a private real estate fund that represented a large east coast endowment fund, from June 2001 to November 2004. Mr. Mecke also worked at Meditrust Corporation, a publicly traded real estate investment trust, as Vice President of Acquisitions and various other positions from June 1992 to December 2000. Mr. Mecke received his Bachelor of Arts degree from Hobart College and his Master of Business Administration degree from Northeastern University.
Kathryn Arnone Executive Vice President, General Counsel and Secretary Age: 62
Ms. Arnone serves as our Executive Vice President, General Counsel and Secretary. Prior to the formation of our company, Ms. Arnone served as General Counsel for the management company from 2006 to 2011, where she was responsible for all of the company's legal matters, including supervising real estate matters, property acquisitions and sales, corporate governance matters and employment issues. Prior to joining the management company, Ms. Arnone was Vice President and Assistant General Counsel at La Quinta Corporation, a lodging real estate investment trust where she specialized in acquisitions and sales matters, from January 2003 to February 2006. In addition, Ms. Arnone served first as Associate General Counsel and then as General Counsel—Healthcare Division at Meditrust Corporation, a healthcare real estate investment trust, from October 1997 to December 2002, where she supervised a portfolio of first mortgage loans and sale-leaseback leases. Prior to these positions, Ms. Arnone worked for several private law firms from 1988 to 1997. Ms. Arnone received her Bachelor of Arts degree from Smith College and her Juris Doctor degree from Harvard Law School.

David G. King Executive Vice President and Director of Real Estate Operations Age: 44	Mr. King serves as our Executive Vice President and Director of Real Estate Operations. Prior to the formation of our company, Mr. King served as a Managing Director for the management company from 2005 to 2011, where he was responsible for portfolio management for the company. From 1997 to 2005, Mr. King worked for AMB Property Corporation, a publicly traded real estate investment trust, as Regional Management Officer where he had primary responsibility for leasing, management, development, acquisition sourcing and dispositions of the firm's industrial and office portfolios in the Mid-Atlantic region and in various other positions. Mr. King received his Bachelor of Arts degree from the University of Vermont and his Master of Public Administration degree from Indiana University.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

  •
  the Board of Directors is not staggered; instead, each of our directors is subject to re-election annually;

  •
  of the seven persons who currently serve on the Board of Directors, the Board of Directors has determined that five, or 71.4%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  at least one of our directors qualifies as an "audit committee financial expert" as defined by the SEC;

  •
  we have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law and, in the future, we may not opt back in to these provisions without stockholder approval; and

  •
  we do not have a stockholder rights plan and, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if the Board of Directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within twelve (12) months of adoption, without which the plan will terminate.

        Our directors stay informed about our business by attending meetings of the Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Board of Directors

        Our business is managed through the oversight and direction of the Board of Directors. A majority of the Board of Directors is "independent," as determined by the Board of Directors, consistent with the rules of the NYSE. One of the two members of the Board of Directors who are not independent is an employee of the company and the other is a director of STAG GI, an entity that was a contributor in our formation transactions. For more detail, please see "Nomination of Directors."

Board Leadership

        The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board's leadership structure on an annual basis.

        The Board of Directors annually will elect a chairman of the board, who may or may not be the chief executive officer of our company. Since our formation in 2010, Benjamin S. Butcher has served as our Chairman of the Board and Chief Executive Officer. Mr. Butcher is involved in both our day-to-day operations and the strategic decision making at the board level. Based on its most recent review of our leadership structure and the needs of the nascent company, the board continues to believe that having Mr. Butcher serving in these positions is optimal for us because it provides our company with strong, effective and consistent leadership.

        In considering its leadership structure, the board has taken a number of factors into account. The board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the Audit, Compensation and Nominating and Corporate Governance Committees being comprised entirely of independent directors. A number of board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers' performance, provide substantial independent oversight of our management's performance. Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders. The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

        The chairman of the board presides at all meetings of the stockholders and of the board as a whole. The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the Board of Directors.

Director Independence

        Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must meet the test of "independence." The NYSE standards provide that, to qualify as an "independent" director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Board of Directors has affirmatively determined that each of Messrs. Furber, Guillemette, Jacoby, Lange and Weger satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person's ability to exercise independent judgment as a member of the Board of Directors. Therefore, we believe that all of these directors, who constitute a majority of the Board of Directors, are independent under the NYSE rules.

        We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than with the full Board of Directors, would provide a more confidential, candid and efficient method of relaying any interested party's concerns or comments. See "Communication with the Board of Directors, Independent Directors and the Audit Committee."

Board Meetings

        During 2011, the Board of Directors held seven meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings, the Nominating and Corporate Governance Committee held one meeting, and the Investment Committee held one meeting. Each director attended over 75% of the board meetings and each director's respective committee meetings in 2011. The Board of Directors does not have a policy with respect to directors' attendance at annual meetings of stockholders.

        As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without management present. Generally, these executive sessions follow after each quarterly meeting of the board and each committee. In 2011, the independent directors of the board met in executive session without management present three times at each quarterly meeting in 2011. The chairman of the Nominating and Corporate Governance Committee presides over such independent, non-management sessions of the board.

Board Committees

        The Board of Directors has established an Investment Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted a written charter for each of these committees. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each has three directors and is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the Audit Committee, Rule 10A-3 promulgated pursuant to the Exchange Act. Moreover, the Compensation Committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), qualify as outside directors for purposes of Section 162(m) of the Code. The Investment Committee has four directors and is composed of three independent directors and one non-independent director. The Board of Directors may from time to time establish other committees to facilitate the management of our company. Matters put to a vote at any one of these four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

  Investment Committee

        The Board of Directors has established an Investment Committee, which is composed of four of our directors, at least three of whom must be independent directors. The current members of our Investment Committee are Messrs. Butcher, Guillemette, Jacoby and Weger. Mr. Butcher chairs the committee. The Investment Committee's primary function is to review, evaluate and ultimately vote to approve all acquisitions or developments individually over $25 million and up to $100 million. Proposed acquisitions in excess of $100 million require approval by the Board of Directors. The Board of Directors in its discretion may change the committee's dollar thresholds.

  Audit Committee

        The Board of Directors has established an Audit Committee, which is composed of three of our independent directors. The current members of the Audit Committee are Messrs. Guillemette, Jacoby and Weger. Mr. Weger chairs the committee and qualifies as an audit committee financial expert, as that term is defined by the SEC. Each member of the Audit Committee is financially literate and able to read and understand fundamental financial statements. The Audit Committee assists the board in overseeing, among other things:

  •
  our system of internal controls;

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our consolidated and combined financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent auditors; and

  •
  the performance of our independent auditors and any internal auditors.

        The Audit Committee also is responsible for engaging independent public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

  Compensation Committee

        The Board of Directors has established a Compensation Committee, which is composed of three of our independent directors. The current members of the Compensation Committee are Messrs. Guillemette, Furber and Lange. Mr. Guillemette chairs the committee. The principal functions of the Compensation Committee are to:

  •
  evaluate the performance and compensation of our Chief Executive Officer;

  •
  review and approve the compensation and benefits of our executive officers and members of the Board of Directors;

  •
  administer our 2011 Equity Incentive Plan (the "Equity Incentive Plan") and the 2011 Outperformance Program (the "2011 OPP"), as well as any other compensation, stock option, stock purchase, incentive or other benefit plans; and

  •
  produce an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.

  Nominating and Corporate Governance Committee

        The Board of Directors has established a Nominating and Corporate Governance Committee, which is composed of three of our independent directors. The current members of the Nominating and Corporate Governance Committee are Messrs. Furber, Jacoby and Lange. Mr. Lange chairs the committee. The principal functions of the Nominating and Corporate Governance Committee include:

  •
  seeking, considering and recommending to the full Board of Directors qualified candidates for election as directors;

  •
  recommending a slate of nominees for election as directors at the annual meeting of stockholders;

  •
  periodically preparing and submitting to the board for adoption the committee's selection criteria for director nominees;

  •
  reviewing and making recommendations on matters involving general operation of the board and our corporate governance;

  •
  annually recommending to the board nominees for each committee of the board; and

  •
  annually facilitating the assessment of the Board of Directors' performance as a whole and of the individual directors and reports thereon to the board.

        The Board of Directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all interested transactions, including any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

        In addition, our written code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the Board of Directors. Our policies provide that any transaction involving us in which any of our directors or officers has a material interest must be approved by a vote of a majority of our disinterested directors. Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our compliance officer, who will then seek guidance from the Board of Directors. In addition, our corporate governance guidelines require that each member of the Board of Directors consult the chairman of the board in advance of accepting an invitation to serve on another company's board should there be a possible conflict and notify the Nominating and Corporate Governance Committee in writing of the outcome. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Directors has not adopted a written policy for evaluating conflicts of interests. If a conflict of interest arises, the board will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel before making any decisions regarding the conflict.

Role of the Board in Risk Oversight

        One of the key functions of the Board of Directors is informed oversight of our risk management process. The Board of Directors administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to their respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Nomination of Directors

        Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from the directors and executive officers. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2011.

        The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the board as a whole and of each individual director and identifies any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Directors considers director candidates based on a number of factors including:

  •
  whether the board member will be "independent," as such term is defined by the NYSE listing standards;

  •
  whether the candidate possesses the highest personal and professional ethics, integrity and values;

  •
  whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

  •
  whether the candidate has experience in areas important to the operations of our company;

  •
  whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

  •
  whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared the current members of the board.

        Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The Nominating and Corporate Governance Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board of Directors. The board reviews the effectiveness of its director candidate nominating policies annually.

        The Nominating and Corporate Governance Committee also takes into consideration the nominations submitted by STAG GI Investco, LLC ("GI Partners"), a member of STAG GI, one of our contributors in our formation transactions. As part of our formation transactions, GI Partners was granted the right to select two members of our initial seven member board. In addition, we agreed to cause two persons selected by GI Partners to be nominated for election to the Board of Directors at each annual meeting of our stockholders. One of the selected persons must qualify as an independent director under the NYSE rules for director independence and be able to serve on one of our compensation, audit, nominating and investment committees and will be required to serve as the chairperson of one of these committees. Our agreement will terminate within the first three years after our initial public offering if GI Partners and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding immediately following their transfer of any interest in the common units received by STAG GI in our formation transactions (including shares of our common stock that we may issue upon redemption of such common units). In addition, our agreement will terminate after the first three years following our initial public offering if GI Partners and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding, whether or not immediately following their transfer of common units or shares of common stock.

        Pursuant to this agreement, as part of our formation transactions, GI Partners nominated Messrs. Fraser and Lange to the Board of Directors. In 2012, GI Partners again nominated Mr. Fraser to the Board of Directors, subject to stockholder approval at the annual meeting. Upon Mr. Lange's resignation at the time of the annual meeting, GI Partners will have the right to nominate a new member to the Board of Directors to fill the vacancy.

        The Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our company. Director candidates submitted by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director candidates. We did not receive any nominations of directors by stockholders for the 2012 annual meeting.

        Nominations must be addressed to STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as director, if elected. To be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under "Stockholder Proposals."

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board of Directors or Compensation Committee. No member of the Compensation Committee has any other business relationship or affiliation with us other than his service as a director.

Board Compensation for 2011

        We pay an annual fee of $35,000 to each of our non-management directors for services as a director. We pay an additional annual fee of $15,000 to the chair of the Audit Committee, an additional annual fee of $10,000 to the chair of the Compensation Committee and an additional annual fee of $7,500 to the chair of the Nominating and Corporate Governance Committee and any other committee of the Board of Directors. All members of the Board of Directors are reimbursed for their costs and expenses in attending our board meetings. Our directors have the option to receive fees in shares of common stock rather than in cash. The value of such shares of common stock is based on the 10-day average of the closing price of our common stock determined three days prior to the quarterly dividend payment date. All of our five independent directors have elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them in 2011 and 2012. If a director is also one of our officers, we will not pay any compensation for services rendered as a director. In addition, Mr. Fraser has declined receipt of any compensation for his service as a director.

        Upon completion of our initial public offering, each of our non-management directors, other than Mr. Fraser, received an initial grant of 8,279 LTIP units. Any non-management director who joins the Board of Directors in the future will receive an initial grant of LTIP units upon attendance at his or her first board meeting. The LTIP units vest over five years in equal installments on a quarterly basis, subject to continued service as a director.

        The Board of Directors (or a duly formed committee thereof) may revise our non-management directors' compensation in its discretion.

        The following table summarizes the compensation that we paid to our non-management directors in 2011:

2011 Director Compensation Table

Name	Fees Earned(1)(2)	Stock awards(3)	Total
Jeffrey D. Furber	$24,423	$96,368	$120,791
Larry T. Guillemette	$31,401	$96,368	$127,769
Francis X. Jacoby III	$24,423	$96,368	$120,791
Edward F. Lange, Jr.	$29,657	$96,368	$126,025
Hans S. Weger	$34,890	$96,368	$131,258

(1)
Amounts reflect the compensation earned by each director for his service for the period from April 20, 2011 through December 31, 2011, resulting in a pro-ration of the annual fees stated above.

(2)
All of our five independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them for their service in 2011. The aggregate number of shares of common stock issued to the five independent directors for their service in 2011 was as follows: Mr. Furber, 2,144; Mr. Guillemette, 2,758; Mr. Jacoby, 2,144; Mr. Lange, 2,605; and Mr. Weger, 3,065.

(3)
Represents 8,279 LTIP unit awards granted to each independent director pursuant to the Equity Incentive Plan. The dollar value is computed in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of LTIP units and the assumptions used. The grant date fair value of each award is $11.64 per unit.

Corporate Governance Matters

        We have adopted corporate governance guidelines and a code of business conduct and ethics that applies to all our executive officers, employees and each member of the Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.stagindustrial.com in the "Corporate Governance" area of the "Investors" section:

  •
  Investment Committee charter;

  •
  Audit Committee charter;

  •
  Compensation Committee charter;

  •
  Nominating and Corporate Governance Committee charter;

  •
  Code of Business Conduct and Ethics;

  •
  Corporate Governance Guidelines; and

  •
  Whistleblower Policy.

Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any stockholder who requests them. Requests should be sent STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary.

Communication with the Board of Directors, Independent Directors and the Audit Committee

        The Board of Directors may be contacted by any party via mail at the address listed below.

  Board of Directors
  STAG Industrial, Inc.
  99 High Street, 28th Floor
  Boston, Massachusetts 02110

The Board of Directors also may be contacted by any party via e-mail at the address listed below.

  BoardofDirectors@stagindustrial.com

        We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, would provide a more confidential, candid and efficient method of relaying any interested party's concerns or comments. The presiding director of independent executive sessions of directors is the chairman of the Nominating and Corporate Governance Committee. The presiding director may be contacted by any party via mail at the address listed below.

  Presiding Director
  STAG Industrial, Inc.
  99 High Street, 28th Floor
  Boston, Massachusetts 02110

        The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our company's regulatory compliance, accounting, audit or internal controls issues. The Audit Committee may be contacted by any party via mail at the address listed below.

  Chairman
  Audit Committee
  STAG Industrial, Inc.
  99 High Street, 28th Floor
  Boston, Massachusetts 02110

The Audit Committee also may be contacted by any party via e-mail at the address listed below.

  AuditCommittee@stagindustrial.com

Alternatively, anyone may call our whistleblower hotline toll-free at (877) 472-2110.

        Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

        In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

 PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2012, and the Board of Directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee charter, require the company's independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice. PricewaterhouseCoopers LLP has served as our independent registered public accountants since our formation in July 2010 and is considered by our management to be well qualified.

Fee Disclosure

        The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for our company for the period from April 20, 2011 to December 31, 2011 and for our predecessor for the period from January 1, 2011 to April 19, 2011 and the year ended December 31, 2010:

	STAG Industrial, Inc.	STAG Predecessor Group
	Period from April 20, 2011 to December 31, 2011	Period from January 1, 2011 to April 19, 2011	Year Ended December 31, 2010
Audit Fees	$725,193	$446,385	$1,306,844
Tax Fees	213,748	—	81,132
Audit Related Fees	—	—	—
All Other Fees	18,300	—	—

Total	$957,241	$446,385	$1,387,976

  Audit Fees

        "Audit Fees" consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by PricewaterhouseCoopers LLP to be named in our registration statements and to the use of their audit report in the registration statements. Approximately $1.8 million of the total audit fees for all the periods presented in the above table relate to services rendered in connection with our initial public offering, including $1.2 million of the fees presented in the year ended December 31, 2010 column above.

  Tax Fees

        "Tax Fees" consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

  Audit-Related Fees and All Other Fees

        "Audit Related Fees" and "All Other Fees" consist of fees and related expenses for products and services other than services described under "Audit Fees" and "Tax Fees." All other fees specifically relate to reputational due diligence performed for some of our property acquisitions.

  Pre-Approval Policy

        All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee or a member of the Audit Committee designated by the full committee to pre-approve such services. The Audit Committee or designated member concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

        A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

 AUDIT COMMITTEE REPORT

        The following is a report by the Audit Committee regarding the responsibilities and functions of the Audit Committee.

        The Audit Committee oversees the company's financial reporting process on behalf of the Board of Directors, in accordance with the Audit Committee charter. Management is responsible for the company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting. The company's independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing opinions on the conformity of the company's audited financial statements with accounting principles generally accepted in the United States of America.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and PricewaterhouseCoopers LLP the audited financial statements for the period ended December 31, 2011, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and PricewaterhouseCoopers LLP the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Controls and Procedures" included in the Annual Report on Form 10-K for the period ended December 31, 2011.

        In addition, the Audit Committee received and discussed the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm's communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP the firm's independence from management and the Audit Committee, and discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In reliance on the reviews and discussions referred to above, prior to the filing of the company's Annual Report on Form 10-K for the period ended December 31, 2011 with the SEC, the Audit Committee recommended to the Board of Directors (and the board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact "independent."

  Submitted by the Audit Committee of the Board of Directors

  Hans S. Weger (Chairman)
  Larry T. Guillemette
  Francis X. Jacoby III

 COMPENSATION COMMITTEE REPORT

        The following is a report by the Compensation Committee regarding our executive officer compensation program.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement ("CD&A") with management of the company. Based on the Compensation Committee's review of the CD&A and the Compensation Committee's discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the board has approved) that the CD&A be included in the company's proxy statement on Schedule 14A prepared in connection with the annual meeting.

  Submitted by the Compensation Committee of the Board of Directors

  Larry T. Guillemette (Chairman)
  Jeffrey D. Furber
  Edward F. Lange, Jr.

 EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

        This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the "Summary Compensation Table" below and the factors relevant to an analysis of these policies and decisions. Our named executive officers for 2011 are Benjamin S. Butcher, Chief Executive Officer, President and Chairman of the Board of Directors; Gregory W. Sullivan, Chief Financial Officer, Executive Vice President and Treasurer; Stephen C. Mecke, Chief Operating Officer and Executive Vice President; Kathryn Arnone, Executive Vice President, General Counsel and Secretary; and David G. King, Executive Vice President and Director of Real Estate Operations.

        Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to serve, collectively, the principles and objectives of our executive compensation program.

How We Determine Executive Compensation

        The Compensation Committee determines compensation for our named executive officers and is currently comprised of three independent directors, Messrs. Guillemette, Furber and Lange. The Compensation Committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our named executive officers pursuant to the Equity Incentive Plan and the 2011 OPP. The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.stagindustrial.com. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on our website to be part of this proxy statement.

        The initial compensation arrangements with our named executive officers were determined in negotiations with each individual executive prior to our initial public offering. Since the completion of our initial public offering in April 2011, the Compensation Committee has worked with our compensation consultant, as described in greater detail below in "—Engagement of Compensation Consultant," to implement compensation policies based on the following factors: (i) our need to retain our qualified and experienced executive officers' services over the long term, (ii) our desire to align the interests of our named executive officers with those of our stockholders and incentivize them over the near-, medium- and long-term, and (iii) our need to reward our named executive officers for exceptional performance. In addition, the Compensation Committee continues to consider additional factors that may be appropriate for inclusion in our long-term compensation philosophy.

        In making compensation decisions following our initial public offering, the Compensation Committee evaluated our performance and the performance of the Chief Executive Officer and, together with the Chief Executive Officer, assessed the individual performance of the other named executive officers. The Compensation Committee also reviewed market-based compensation data provided by the compensation consultant as part of our initial public offering and from other data available to them. During 2011, the Compensation Committee held meetings both independently and with the participation of our Chief Executive Officer.

Engagement of Compensation Consultant

        The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In connection with the preparation of our initial public offering in 2011, FTI Schonbraun McCann Group, a compensation consulting firm, was engaged to provide advice regarding an executive compensation program for our senior executive management team to be implemented upon completion of the initial public offering.

        Earlier this year, the Compensation Committee engaged FTI Consulting, Inc. ("FTI") to provide updated market-based compensation data to assist the committee in the development of a comprehensive compensation program for the company. In connection with these efforts, FTI prepared for the Compensation Committee a report that included compensation analyses for each executive position, an analysis of a recommended peer group for the company, description of the methodology used to provide the compensation analyses and an analysis of board compensation. The Compensation Committee reviewed the peer group compensation analyses for informational purposes only and set the executive compensation below the recommended levels to reflect the limits of the company's financial budget.

        Other than advising the company at our initial public offering, FTI Schonbraun McCann Group did not provide any material services to our company in 2011. The Compensation Committee has sole authority to hire, fire and set the terms of future engagement with FTI or any other compensation consultant.

Executive Compensation Program Objectives

        The Compensation Committee determined that the overall objective for our executive compensation program is to provide incentives to the executives to focus their energies on increasing stockholder value. The Compensation Committee's objectives for executive compensation are to:

  •
  encourage and maintain a performance-driven company culture;

  •
  align the executives' interests with the stockholders' interests;

  •
  provide flexibility and discretion to reflect appropriately both individual circumstances and variable business conditions; and

  •
  attract and retain talented and experienced officers.

As the overriding objective of the company is to increase stockholder value, executive compensation is more heavily weighted toward performance-based metrics for bonuses and longer term incentives such as equity awards. We believe that our executive compensation program supports these objectives by providing our named executive officers with a multi-factor compensation package, comprised of base salary and the opportunity to earn an annual cash bonus, as well as awards under the Equity Incentive Plan and the 2011 OPP.

Components and Criteria of Executive Compensation

        Set forth below is an overview of the current components of our named executive officer compensation program, including annual cash compensation, equity awards and health and retirement benefits.

  Annual Base Salary

        Each named executive officer's compensation was initially established based on negotiations in connection with our initial public offering in April 2011. We believe that these base salary levels are commensurate with their positions and are expected to provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities. Base salaries of our named executive officers periodically will be reviewed by the Compensation Committee. No formulaic base salary increases are provided to our named executive officers; however the Compensation Committee has determined that named executive officers' salaries should generally constitute no more than 25% to 35% of total annual compensation and may adjust base salaries in connection with its periodic review. The actual base salaries paid to all of our named executive officers during 2011 are set forth in the "Summary Compensation Table" below. No material changes to base salary levels have been made for 2012.

  Cash Incentive Compensation Program

        As set forth in the named executive officers' employment agreements, our named executive officers are eligible to earn discretionary annual cash bonuses based on our company's and each officer's individual performance in relation to select performance criteria, as determined by the Compensation Committee. The Compensation Committee believes that bonuses are more central than base salaries to the executive compensation program's goals. Bonuses encourage our named executive officers to strive to attain company and/or individual performance goals and foster a performance-driven company culture that endeavors to align the executives' interests with the stockholders' interests while, at the same time, allowing the Compensation Committee flexibility and discretion. The amounts of any discretionary cash bonuses are determined each year by the Compensation Committee after taking into account individual and company-wide performance.

        The Compensation Committee has determined that both the individual officer's performance and the company's performance metrics should contribute to the named executive officer's bonus calculation. To complete the objective of aligning the executive officers' interests with stockholders, in determining future annual cash bonus amounts, the Compensation Committee intends to focus on our total stockholder returns and other key financial measurements. To accomplish the objective of flexibility and discretion to appropriately reflect both individual circumstances and variable business conditions, the Compensation Committee has retained the right to reward meritorious effort among the individual executive officers even if the business conditions at any specific time are less than desirable. The Compensation Committee believes the executive officer should be acknowledged for superior effort and encouraged to continue that effort even if the business climate at any particular time is not conducive to increased stockholder value.

        In March 2012 after review of the company's 2011 budget, to recognize each named executive officer's contribution to our successful initial public offering and formation transactions in April 2011, the Compensation Committee granted one-time cash bonuses for the named executive officers for 2011 as follows:

Executive	IPO Cash Bonus
Benjamin S. Butcher	$254,625
Gregory W. Sullivan	$128,563
Stephen C. Mecke	$128,563
Kathryn Arnone	$119,600
David G. King	$52,150

        In addition, the Compensation Committee conducted a comprehensive evaluation of corporate and individual performance in 2011 for purposes of determining discretionary annual cash bonuses. The Compensation Committee based its decision on the amount of the bonuses on several factors:

  •
  the expansion of our property portfolio through the successful sourcing and acquisition of 15 fully leased single-tenant industrial properties consisting of approximately 3.5 million square feet for a total acquisition cost of approximately $126 million since our initial public offering;

  •
  the renewal of 13 leases representing approximately 1.5 million square feet single-tenant industrial properties and the execution of nine new or expansion leases representing approximately 380,000 square feet single-tenant industrial properties since our initial public offering;

  •
  our operating results during 2011, including our ability to pay quarterly dividends of $0.26 per share during 2011;

  •
  the successful execution of our capital markets strategy that included the completion of a $69 million preferred stock offering in November 2011;

  •
  the development and implementation of internal infrastructure, control systems and procedures to accommodate the requirements of becoming a public company, including the satisfaction of public company reporting requirements under applicable SEC regulations and NYSE listing standards; and

  •
  the individual performances of each named executive officer during our initial year operating as a public company.

The Compensation Committee also considered that the officers had served in their capacities at our company for a partial year beginning on April 20, 2011, the closing of our initial public offering. Finally, the Compensation Committee addressed the need to operate within the conservative budget that we had approved to facilitate our efforts in achieving our initial public offering. Based upon the Compensation Committee's performance evaluation, and the relative roles and responsibility for our named executive officers, the Compensation Committee approved annual cash bonuses for the named executive officers for 2011 at the following levels:

Executive	2011 Cash Bonus
Benjamin S. Butcher	$137,500
Gregory W. Sullivan	$88,000
Stephen C. Mecke	$88,000
Kathryn Arnone	$82,000
David G. King	$77,000

        These discretionary bonuses were not determined based on the attainment of any particular individual or company-level performance goals or the application of any benchmarking or formula. Instead, the Compensation Committee considered all of the factors described in the preceding paragraph as applied to each named executive officer, and made a subjective determination as to the appropriate bonus level based on that information, considered in light of the Compensation Committee's collective experience regarding appropriate compensation and bonus levels.

  Equity Incentive Compensation Program

        The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the award vesting period.

        We have made and will make certain awards to our named executive officers in the form of LTIP units. LTIP units are a separate series of units of limited partnership interests in our operating partnership. LTIP units, which can be granted either as free-standing awards or in tandem with other awards under the Equity Incentive Plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the Compensation Committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Unless otherwise provided, LTIP unit awards, whether vested or unvested, will entitle the participant to receive current distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP unit award.

        While the Compensation Committee has the ability to grant various equity formulations to the executive officers under the Equity Incentive Plan, the Compensation Committee deems LTIP unit awards to be the most effective means to ensure alignment of the executives' interests with those of the stockholders. LTIP units are structured as "profits interests" for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us based on current U.S. federal income tax law. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units, as profits interests, initially will not have full parity, on a per unit basis, with the operating partnership's common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of common stock and may be zero. Under the Equity Incentive Plan, each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under the Equity Incentive Plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

        LTIP units are awarded as an alternative to restricted stock. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, an executive who received LTIP units would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting.

        The Compensation Committee believes that using LTIP units for equity-based awards (1) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (2) advances the separate goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to using restricted stock, (4) does not increase our recorded expense on account of equity-based compensation awards, (5) further aligns the interests of executives with the interests of stockholders and (6) because LTIP units are offered by many of our peers, it enables us to remain competitive with our peers in recruiting and retaining talented executives.

        In connection with the completion of our initial public offering in April 2011, our named executive officers were granted the following LTIP unit awards: Mr. Butcher, 72,683 LTIP units; Mr. Sullivan, 19,666 LTIP units; Mr. Mecke, 34,204 LTIP units; Ms. Arnone, 17,102 LTIP units; and Mr. King 15,391 LTIP units. These LTIP unit awards vest over five years in equal installments on a quarterly basis beginning on June 30, 2011, subject to continued service as an employee (and, as applicable, director). These initial awards under the Equity Incentive Plan granted to our named executive officers were designed to reward each individual's contribution to our formation and our initial public offering, as well as provide an additional retention element for the recipient and to ensure that their interests are aligned with stockholders. We believe that it is in our best interests to have an element of retention in our compensation programs and that it is important for members of our management team and other key employees to have alignment with our stockholders. The amount of LTIP units each named executive officer received was determined through negotiation of their employment agreements.

        In future years, pursuant to our equity incentive compensation program, our annual equity grants will be approved at a meeting of the Compensation Committee once our financial results are available each year and the effective grant date for such awards is immediately following the closing of the New York Stock Exchange promptly thereafter. The Compensation Committee approves equity awards in dollar values and the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. The amounts and types of future awards will be in the Compensation Committee's discretion.

        In determining the size of the long-term equity incentives awarded to our executive officers for 2011 service, the Compensation Committee considered, among other things, the role and responsibilities of the individual, competitive factors and individual performance history. These awards were intended to enable our executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on continued service. We believe that theses awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks. As with the discretionary cash bonuses, the Compensation Committee did not determine annual equity awards based on the attainment of any particular individual or company-level performance goals or the application of any benchmarking or formula. Instead, the Compensation Committee considered all of the relevant factors as applied to each named executive officer, and made a subjective determination as to the appropriate equity grant level based on that information, taking into consideration the Compensation Committee's collective experience regarding appropriate annual equity grant levels.

        Based on this assessment and pursuant to the Equity Incentive Plan, on November 10, 2011, the Compensation Committee approved awards of LTIP unit to our named executive officers to be granted in 2012. The following table sets forth the value of the LTIP unit awards to our named executive officers granted on January 3, 2012 for 2012:

Executive	Value of LTIP Unit Award
Benjamin S. Butcher	$775,888
Gregory W. Sullivan	$443,365
Stephen C. Mecke	$443,365
Kathryn Arnone	$285,410
David G. King	$285,410

        The LTIP unit awards were issued on January 3, 2012 based on the full grant date fair value determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of LTIP units. The LTIP unit awards were issued in the following amounts:

Executive	Number of LTIP Units Issued
Benjamin S. Butcher	68,180
Gregory W. Sullivan	38,960
Stephen C. Mecke	38,960
Kathryn Arnone	25,080
David G. King	25,080

        These LTIP unit awards vest over five years in equal installments on a quarterly basis beginning on March 31, 2012, subject to continued service as an employee (and, as applicable, director).

  2011 Outperformance Program

        On September 20, 2011, the Compensation Committee approved the 2011 OPP under the Equity Incentive Plan as a fourth element of our executive compensation program to provide certain key employees of our company or our affiliates with incentives to contribute to our growth and financial success. The Compensation Committee, which will be responsible for administering the 2011 OPP, worked with compensation consultants to develop the terms of the 2011 OPP. The 2011 OPP utilizes total stockholder return over a three-year measurement period as the performance measurement.

        Recipients of awards under the 2011 OPP will share in an outperformance pool if our total stockholder return, including both share appreciation and dividends, exceeds absolute and relative hurdles over a three-year measurement period from September 20, 2011 to September 20, 2014, based on a beginning value of $12.50 per share of our common stock. The aggregate reward that all recipients collectively can earn, as measured by the outperformance pool, is capped at $10 million.

        Provided our increase in cumulative absolute total stockholder return over the three-year measurement period is equal to or greater than 25% (the "Threshold Percentage") of a beginning value of $12.50 per share of our common stock, the outperformance pool will consist of 10% of the excess total stockholder return above a relative total stockholder return hurdle. The hurdle is equal to the total return of the MSCI US REIT Index plus five percentage points over the three-year measurement period. No awards will be granted under the 2011 OPP if our absolute total stockholder return is below the Threshold Percentage. If our total stockholder return is equal to or in excess of the Threshold Percentage and greater than the relative total stockholder return hurdle, then the award recipients will be entitled to the payments described below. Based on our closing share price of $11.01 on September 20, 2011, the beginning of the three-year measurement period, the Threshold Percentage is effectively 42% before any amount is earned under the program.

        Each participant's award under the 2011 OPP is designated as a specified percentage of the aggregate outperformance pool. Assuming the applicable absolute and relative total stockholder return thresholds are achieved at the end of the measurement period, the outperformance pool will be calculated and then allocated among the award recipients in accordance with each individual's percentage. The award will be paid in the form of fully vested shares of our common stock, unless the Compensation Committee elects, with the award recipient's consent, to issue the award recipient other securities or to make a cash payment to the award recipient equal to the award recipient's share of the outperformance pool. The number of shares of common stock earned by each award recipient will be determined at the end of the performance measurement period by dividing his or her share of the outperformance pool by the closing price of our common stock on the valuation date.

        On September 26, 2011, the Compensation Committee approved the 2011 awards under the 2011 OPP for our Chief Executive Officer, Chief Financial Officer and other named executive officers as follows (each award is expressed as a percentage of the maximum dollar value of the aggregate outperformance pool): Mr. Butcher, 20.0%; Mr. Sullivan, 14.0%; Mr. Mecke, 14.0%; Ms. Arnone, 11.0%; and Mr. King, 11.0%. The remaining 30.0% of the 2011 OPP was granted to other employees of the company.

        The Compensation Committee may, in its absolute discretion, without amendment to the 2011 OPP, adjust any of the terms applicable to any award; provided, however, that no amendment shall adversely affect any outstanding award without the consent of the recipient thereof.

  Employee Benefits

        Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, life insurance, disability insurance and related benefits.

  Additional Compensation Components

        In the future, as we further formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Employment Agreements

        In connection with the completion of our initial public offering, we entered into employment agreements with each of our named executive officers. We believe that the agreements benefit us by helping to retain the executives and by requiring the executive officers to devote the necessary business attention and time to our affairs. The employment agreement with Mr. Butcher is for a term of four years and the employment agreements with Messrs. Sullivan, Mecke and King and Ms. Arnone are for a term of three years; provided, however, that the term is automatically extended at the end of each term for successive one-year periods unless, not less than 60 days prior to the termination of the then existing term, either party provides a notice of non-renewal to the other party.

        Pursuant to the employment agreements, our named executive officers also are eligible to receive additional awards of LTIP units and other equity awards, subject to the terms of the Equity Incentive Plan (or other then effective incentive plan) and the applicable award agreement. The employment agreements provide for immediate vesting of all outstanding equity-based awards held by the executive officers upon a change in control of us and their subsequent termination or non-renewal, termination of the executive officer's employment by us without "cause" or by the executive officer for "good reason." In addition, each of Messrs. Butcher, Mecke, Sullivan and King and Ms. Arnone will be subject to a non-competition provision for the twelve-month period following any termination of employment other than a termination by us without "cause" or by the executive officer for "good reason." The employment agreements also provide for participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation and other related benefits.

        The employment agreement with Mr. Butcher provides that upon the termination of his employment either by us without "cause" or by the executive officer for "good reason," or in the event that following a change of control we or our successor gives him a notice of non-renewal within 12 months following the change of control, Mr. Butcher will be entitled to the following severance payments and benefits, subject to his execution of a general release in our favor:

  •
  a lump-sum cash payment equal to three times the sum of (1) Mr. Butcher's then-current annual base salary; and (2) the bonus paid to Mr. Butcher for the most recently completed fiscal year for which the amount of his bonus was determined;

  •
  our direct-to-insurer payment of any group health or other insurance premiums that Mr. Butcher would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

  •
  immediate vesting of all outstanding equity-based awards held by Mr. Butcher.

        In addition, the employment agreement with Mr. Butcher provides that upon termination of his employment by his death or disability, Mr. Butcher will be entitled to receive his accrued and unpaid then-current annual base salary as of the date of his death or disability and the bonus pro-rated through the date of his death or disability.

        The employment agreements with Messrs. Sullivan, Mecke and King and Ms. Arnone provide that upon the termination of an executive officer's employment either by us without "cause" or by the executive officer for "good reason," or in the event that following a change of control we or our successor gives the executive officer a notice of non-renewal within 12 months following the change of control, the executive officer will be entitled under his or her employment agreement to the following severance payments and benefits, subject to the executive officer's execution of a general release in our favor:

  •
  a lump-sum cash payment equal to two times the sum of (1) the executive officer's then-current annual base salary; and (2) the bonus paid to the executive officer for the most recently completed fiscal year for which the amount of his or her bonus was determined;

  •
  our direct-to-insurer payment of any group health premiums or other insurance that the executive officer would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

  •
  immediate vesting of all outstanding equity-based awards held by the executive officer.

        In addition, the employment agreements with Messrs. Sullivan, Mecke and King and Ms. Arnone provide that, upon termination of the officer's employment by the officer's death or disability, the officer will be entitled to receive his or her accrued and unpaid then-current annual base salary as of the date of his or her death or disability and the bonus pro-rated through the date of his or her death or disability.

        Pursuant to the employment agreements, Mr. Butcher receives a monthly vehicle and parking allowance of $1,400 and Messrs. Sullivan, Mecke and King and Ms. Arnone receive a monthly parking allowance of up to $500.

        None of the employment agreements contains a Code Section 280G excise tax gross-up provision.

 EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The table sets forth the base salary and other compensation that was paid or earned in 2011 by our named executive officers. We began operations on April 20, 2011 upon the consummation of our initial public offering. Accordingly, we only began paying compensation to our named executive officers on April 20, 2011. The discussion of executive compensation below and information disclosed in the tables below reflect executive compensation paid and grants awarded during the period from April 20, 2011 to and including December 31, 2011.

        With respect to equity incentive awards, the dollar amounts indicated in the table under "Stock Awards" are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
Benjamin S. Butcher	$276,588	$392,125	$1,082,030	$69,119	$1,819,862
Chief Executive Officer , President and Chairman of the Board
Gregory W. Sullivan	192,181	216,563	394,112	26,384	829,240
Chief Financial Officer, Executive Vice President and Treasurer
Stephen C. Mecke	192,181	216,563	563,335	40,652	1,012,731
Chief Operating Officer and Executive Vice President
Kathryn Arnone	180,520	201,600	328,867	22,451	733,438
Executive Vice President, General Counsel and Secretary
David G. King	173,161	129,150	308,951	24,196	635,458
Executive Vice President and Director of Real Estate Operations

(1)
Salary amounts are the actual amounts paid for the period April 20, 2011 to December 31, 2011 and reflect pro-rations of the salary amounts stated in the employment agreements that we entered into upon completion of our initial public offering.

(2)
Includes one-time cash bonuses for each named executive officer's contribution to our successful initial public offering and formation transactions in April 2011 as follows: Benjamin S. Butcher—$254,625; Gregory W. Sullivan—$128,563; Stephen C. Mecke—$128,563; Kathryn Arnone—$119,600; and David G. King—$52,150. Includes annual cash bonuses paid to each of the named executive officers in 2011 to reflect performance in 2011 as follows: Benjamin S. Butcher—$137,500; Gregory W. Sullivan—$88,000; Stephen C. Mecke—$88,000; Kathryn Arnone—$82,000; and David G. King—$77,000. Bonus amounts were determined by the Compensation Committee in its sole discretion.

(3)
Represents the total grant date fair value of LTIP units granted under the Equity Incentive Plan upon completion of our initial public offering and awards under the 2011 OPP, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. The grant date fair values for the named executive officers relating to LTIP unit awards are as follows: Benjamin S. Butcher—$846,030; Gregory W. Sullivan—$228,912; Stephen C. Mecke—$398,135;

  Kathryn Arnone—$199,067; and David G. King—$179,151. All LTIP unit awards vest over five years in equal installments on a quarterly basis beginning on June 30, 2011, subject to continued service as an employee or director. The grant date fair values for the named executive officers relating to awards under the 2011 OPP based upon the probable outcome of the performance conditions as of the grant date for the award are as follows: Benjamin S. Butcher—$236,000; Gregory W. Sullivan—$165,200; Stephen C. Mecke—$165,200; Kathryn Arnone—$129,800; and David G. King—$129,800. The maximum value of the awards under the 2011 OPP assuming that the highest level of performance conditions was achieved are as follows: Benjamin S. Butcher—$2,000,000; Gregory W. Sullivan—$1,400,000; Stephen C. Mecke—$1,400,000; Kathryn Arnone—$1,100,000; and David G. King—$1,100,000. For the awards to have value, the 2011 OPP requires our company to outperform absolute and relative return thresholds.

(4)
All other compensation for 2011 represents amounts paid for the period April 20, 2011 to December 31, 2011 for health insurance premiums, 401(k) matching contributions, automobile/parking allowances, and dividends and distributions on unvested common units, as follows:

Name	Insurance Premiums	401(K) Matching Contributions	Automobile/ Parking Allowances	Dividends on unvested common units(1)	Total
Benjamin S. Butcher	$3,717	$6,835	$11,293	$47,274	$69,119
Gregory W. Sullivan	$9,886	$0	$3,706	$12,792	$26,384
Stephen C. Mecke	$9,886	$4,813	$3,706	$22,247	$40,652
Kathryn Arnone	$3,717	$3,904	$3,706	$11,124	$22,451
David G. King	$9,886	$2,665	$1,635	$10,010	$24,196

(1)
Includes the fourth quarter dividend of $0.26 per share paid on January 13, 2012.

2011 Grants of Plan-Based Awards

        The following table sets forth information with respect to plan-based awards granted in 2011 to the named executive officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)
				All Other Stock Awards: Number of Shares of Stock or Units(2)
Name	Date of Grant	Target ($)	Maximum ($)		Grant Date Fair Value(3)
Benjamin S. Butcher
LTIP units	April 20, 2011			72,683	$846,030
2011 OPP award	September 26, 2011	$0	$2,000,000		236,000
Gregory W. Sullivan
LTIP units	April 20, 2011			19,666	228,912
2011 OPP award	September 26, 2011	0	1,400,000		165,200
Stephen C. Mecke
LTIP units	April 20, 2011			34,204	398,135
2011 OPP award	September 26, 2011	0	1,400,000		165,200
Kathryn Arnone
LTIP units	April 20, 2011			17,102	199,067
2011 OPP award	September 26, 2011	0	1,100,000		129,800
David G. King
LTIP units	April 20, 2011			15,391	179,151
2011 OPP award	September 26, 2011	0	1,100,000		129,800

(1)
Represents awards under the 2011 OPP. The awards for each named executive officer may range from $0 to the maximum amount set forth in the table. Accordingly, the "Threshold" column is not applicable and has been omitted. Also, because there is no established target amount under this program, the amount reported in the "Target" subcolumn represents the amount the named executive officers would have earned if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from September 20, 2011, the first day of the performance period, through December 31, 2011. Because the annualized total stockholder return during this period was less than that required for the named executive officers to earn awards under the 2011 OPP, the amount reported in the "Target" subcolumn is $0.

(2)
These grants of LTIP units will vest over five years in equal installments on a quarterly basis beginning on June 30, 2011, subject to continued service as an employee (or, as applicable, director).

(3)
The amounts included in this column represent the full grant date fair value of the LTIP unit awards and the awards under the 2011 OPP, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of LTIP units and awards under the 2011 OPP and the assumptions used.

Outstanding Equity Awards at Fiscal Year-End 2011

        The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2011. No option awards were outstanding for the named executive officers as of December 31, 2011.

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested(3)	Market Value of Shares or Units That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Benjamin S. Butcher	61,781	$708,628	0	$0
Gregory W. Sullivan	16,717	$191,744	0	$0
Stephen C. Mecke	29,074	$333,479	0	$0
Kathryn Arnone	14,537	$166,739	0	$0
David G. King	13,081	$150,039	0	$0

(1)
Based on our common stock closing price of $11.47 on December 31, 2011.

(2)
On September 26, 2011, the named executive officers received 2011 OPP Awards. The number and market or payout value of equity incentive plan awards is based on the amount that the named executive officers would have earned under the 2011 OPP if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from September 20, 2011, the first day of the performance period, through December 31, 2011. Because the annualized total stockholder return during this period was less than that required for the named executive officers to earn awards under the 2011 OPP, no amounts were reported for the number and market or payout value. The terms of the 2011 OPP are described above under "Executive Officer Compensation—2011 Outperformance Program."

(3)
The following table summarizes the time-based LTIP unit awards for which a portion of the LTIP units remain unvested. The table also provides information about the applicable vesting periods.

		Number of LTIP Units Granted to Named Executive Officers
Grant Date	Grant Date Fair Value	Benjamin S. Butcher	Gregory W. Sullivan	Stephen C. Mecke	Kathryn Arnone	David G. King	Vesting Periods
April 20, 2011	$11.64	72,683	19,666	34,204	17,102	15,391	Over five years in equal installments on a quarterly basis beginning on June 30, 2011

2011 Option Exercises and Stock Vested

        The following table sets forth the aggregate number of LTIP units that vested in 2011. The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of LTIP units vesting. The value realized is before payment of any applicable withholding tax and brokerage commissions.

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Benjamin S. Butcher	10,902	$123,629
Gregory W. Sullivan	2,949	$33,442
Stephen C. Mecke	5,130	$58,174
Kathryn Arnone	2,565	$29,087
David G. King	2,310	$26,195

(1)
Represents LTIP units that vested in 2011. Vested LTIP units can be converted to common units in our operating partnership on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member's capital account to the economic equivalent of the common unit.

(2)
The LTIP units vested on June 30, 2011, September 30, 2011 and December 31, 2011. Value based on the closing price of $12.25, $10.30 and $11.47 on June 30, 2011, September 30, 2011 and December 30, 2011, respectively. Although the LTIP units vested, there was not a material equity transaction in our operating partnership which resulted in an accretion of the member's capital account to the economic value equivalent of the common units. The LTIP units may not be converted to common units until this event occurs.

Equity Compensation Plan Information

        The following table summarizes information, as of December 31, 2011 relating to our equity compensation plans pursuant to which we grant options, restricted common stock, LTIP units or other rights to acquire shares from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	419,081	(1)	$—	1,755,187
Equity compensation plans not approved by security holders	—		—	—

Total	419,081		$—	1,755,187

(1)
2011 Equity Incentive Plan.

(2)
Includes 419,081 LTIP units that, upon the satisfaction of certain conditions, are convertible into common units, which may then be redeemed for shares of common stock. There is no exercise price associated with LTIP units.

Termination Payment Table

        The following table indicates the cash amounts and accelerated vesting that Messrs. Butcher, Sullivan, Mecke and King and Ms. Arnone would be entitled to receive under various termination circumstances pursuant to the terms of their employment agreements. This table assumes that termination of the named executive officer occurred on December 31, 2011.

Name and Termination Scenario	Cash Payment(1)	Acceleration of Vesting of LTIP Units/ 2011 OPP Awards(2)(3)	Total
Benjamin S. Butcher
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$1,599,531	$708,628	$2,308,159
Notice of non-renewal within 12 months following change of control	$1,599,531	$708,628	$2,308,159
Death or disability(4)	$0	$708,628	$708,628
Gregory W. Sullivan
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$747,362	$191,744	$939,106
Notice of non-renewal within 12 months following change of control	$747,362	$191,744	$939,106
Death or disability(4)	$0	$191,744	$191,744
Stephen C. Mecke
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$747,362	$333,479	$1,080,841
Notice of non-renewal within 12 months following change of control	$747,362	$333,479	$1,080,841
Death or disability(4)	$0	$333,479	$333,479
Kathryn Arnone
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$684,031	$166,739	$850,770
Notice of non-renewal within 12 months following change of control	$684,031	$166,739	$850,770
Death or disability(4)	$0	$166,739	$166,739
David G. King
Voluntary termination, retirement or involuntary termination for cause	$0	$0	$0
Termination by company without cause or by employee for good reason	$667,362	$150,039	$817,401
Notice of non-renewal within 12 months following change of control	$667,362	$150,039	$817,401
Death or disability(4)	$0	$150,039	$150,039

(1)
Excludes one-time cash bonuses related to our successful initial public offering and formation transactions in April 2011. If a qualifying termination occurs prior to the bonuses for 2012 being granted, the payment amounts would be revised to reflect these, which would result in the following cash payments: Mr. Butcher, $2,363,406; Mr. Sullivan, $1,004,487; Mr. Mecke, $1,004,487; Ms. Arnone, $923,231; and Mr. King, $771,662.

(2)
Amounts in this column reflect accelerated vesting of unvested LTIP units granted pursuant to the Equity Incentive Plan. For purposes of this table, each LTIP unit was valued at $11.47, the closing price of our common stock on the NYSE on December 30, 2011.

(3)
For a detailed discussion of the vesting of 2011 OPP Awards upon the occurrence of a change in control and certain termination triggering events, see "Executive Officer Compensation—2011 Outperformance Program" above. To have value, the 2011 OPP Awards require our company to outperform absolute and relative return thresholds. Such thresholds were not met as of December 31, 2011.

(4)
Upon death of the named executive officer, the executive officer will receive a prorated bonus for services performed during the year. The prorated bonus will be derived from the bonus paid in the previous fiscal year.

 PROPOSAL 3:    ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION

        We are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.

        "—RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's proxy statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure."

        While this vote is advisory and not binding on us, it will provide information to us and the Compensation Committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2012 and beyond.

        As described in detail earlier under the heading "Executive Officer Compensation," we began operations in April 2011, upon the consummation of our initial public offering, and began paying compensation to our named executive officers as of April 20, 2011. The earlier discussion of executive compensation under "Executive Officer Compensation" and information disclosed in the compensation tables reflect executive compensation paid and grants awarded during the period from April 20, 2011 to and including December 31, 2011. Substantially all of our compensation decisions for 2011 were determined before the closing of our initial public offering and thus before the election of our independent board members and the establishment of the Compensation Committee.

        Following is a discussion of the role of certain components of our executive compensation program. We urge our stockholders to review the "Executive Officer Compensation" and "Executive Officer Compensation Tables" sections of this proxy statement for more information.

        We emphasize pay-for-performance with regard to cash compensation.    We believe that a significant portion of our executive officers' cash compensation should be variable, at risk and tied to our near-term success. During 2011, in determining annual cash bonuses, we measured near-term success, in part, through the expansion of our property portfolio, implementation of our capital market strategy through two equity offerings and continued development of our internal infrastructure and management platform to pursue future growth and to accommodate the expanded needs of a newly public company. We believe that these developments were (and continue to be) critical to our success generally.

        We believe that our equity compensation programs further align our executives' interests with those of our stockholders.    We grant equity awards as a substantial component of our compensation program to reward long-term performance and further align the interests of management with those of our stockholders. To date, we have used LTIP units as our equity incentive awards because using LTIP units for equity-based awards serves our objectives of promoting long-term equity ownership by executives, aligning the interests of executives with the interests of stockholders and enabling us to remain competitive with our peers in recruiting and retaining talented executives. These awards tie our executive officers' interests to those of long-term stockholders and serve to motivate our executives to lead us to achieve long-term financial goals that are expected to lead to increased stockholder value. In addition, LTIP unit awards generally require continued service over a multi-year period (typically five years) as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

        We are committed to strong governance standards with respect to our compensation programs.    As part of its commitment to strong corporate governance and best practices, the Compensation Committee engaged and received advice on the compensation program from a third-party compensation consultant in order to supplement the committee's collective knowledge and experience and provide important empirical compensation data. The Compensation Committee meets as necessary to address compensation matters in a timely manner and reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business. We believe that the severance protections we provide to our named executive officers are within market norms. We further believe that the "double trigger" change-in-control cash severance benefits we provide properly incentivize our executive officers by providing appropriate protections against job loss without creating the potential for "single trigger" cash severance windfalls just for completing a transaction. Moreover, our executive officers are not entitled to any excise tax gross-ups in connection with change in control payments.

        The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

 PROPOSAL 4:    ADVISORY (NON-BINDING) VOTE
ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

        In addition to the advisory approval of our executive compensation program, we are also presenting the following proposal, which gives you as a stockholder the opportunity to inform us as to how often you wish us to include a proposal, similar to Proposal 3, in our proxy statement. While the Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

        "RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years."

        After careful consideration, the Board of Directors has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative, and therefore the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

        Annual votes will provide us with the clearest feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Additionally, the Compensation Committee evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide us with the clearest and most timely feedback of the three alternatives. This feedback may then be considered by the Compensation Committee in its next annual decision making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay proposal to stockholders on an annual basis is not expected to impose substantial additional costs.

        The Board of Directors recommends a vote FOR the option of every year (box "1 YEAR" on the proxy card) as the preferred frequency for advisory votes on executive compensation.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of shares of our common stock and common units in our operating partnership for (i) each stockholder of our company that is known to us to be the beneficial owner of 5% or more of our common stock based upon filings made with the SEC, (ii) directors and named executive officers and (iii) all directors and named executive officers as a group as of the record date, March 9, 2012.

        In accordance with SEC rules, each listed person's beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days.

        Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of the executive officers or directors has pledged his shares of common stock as collateral. Furthermore, unless otherwise indicated, the business address for each of the identified stockholders is our principal executive office, 99 High Street, 28th Floor, Boston, Massachusetts 02110.

Name of Beneficial Owner	Number of Shares and/or Common Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Common Units(3)
STAG Investments III, LLC(4)	230,769	1.4%	1.0%
STAG Investments IV, LLC(4)	1,754,521	9.9%	7.3%
STAG GI Investments, LLC and GI Partners(5)(16)	5,566,089	25.8%	23.2%
New England Development, LLC(4)(9)(16)	1,996,483	11.1%	8.3%
Deutsche Bank AG, Deutsche Investment Management Americas and RREEF America, L.L.C.(11)	1,208,087	7.6%	5.0%
FMR LLC and Edward C. Johnson 3d(12)	2,384,488	15.0%	9.9%
Forward Management, LLC and Forward Select Income Fund(13)	1,478,600	9.3%	6.2%
Lakewood Capital Management, LP, Lakewood Capital Advisors, LLC, Lakewood Capital Partners, LP and Anthony T. Bozza(14)	1,067,478	6.7%	4.4%
Morgan Stanley and Morgan Stanley Investment Management Inc.(15)	998,680	6.3%	4.2%
Benjamin S. Butcher(4)(6)	2,157,340	11.9%	9.0%
Gregory W. Sullivan(7)(10)	125,035	*	*
Stephen C. Mecke(7)	75,164	*	*
Kathryn Arnone(7)	44,182	*	*
David G. King(7)	40,471	*	*
F. Alexander Fraser	7,850	*	*
Jeffrey D. Furber(8)	34,899	*	*
Larry T. Guillemette(8)	19,513	*	*
Francis X. Jacoby III(8)	17,399	*	*
Edward F. Lange, Jr.(8)	15,360	*	*
Hans S. Weger(8)	21,420	*	*
All directors and executive officers as a group (11 persons)	2,558,633	13.9%	10.7%

*
Represents ownership of less than 1.0%.

(1)
Ownership consists of shares of common stock, common units and LTIP units. Common units issued in our formation transactions may not be redeemed for cash, or at our election, common stock until the first anniversary of the closing of our initial public offering. Upon achieving parity with the common units and becoming "redeemable" in accordance with the terms of the partnership agreement of our operating partnership, LTIP units may be redeemed for cash, or at our option, an equal number of shares of common stock.

(2)
Based on 15,988,080 shares of common stock outstanding as of March 1, 2012. In computing the percentage ownership of a person or group, we have assumed that the common units and LTIP units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units or LTIP units held by other persons are redeemed for shares of common stock.

(3)
Based on 23,997,161 shares of common stock outstanding as of March 1, 2012 on a fully-diluted basis, comprised of 15,988,080 shares of common stock, 7,590,000 common units and 419,081 LTIP units.

(4)
Amounts shown reflect the number of common units that are owned by STAG Investments III, LLC and STAG Investments IV, LLC. These entities are managed by management committees of which the controlling members are Benjamin S. Butcher and delegates of affiliates of New England Development, LLC. As a result, Mr. Butcher and New England Development, LLC may be deemed to beneficially own the shares of common stock that may be received by STAG Investments III, LLC and STAG Investments IV, LLC upon exchange of their common units. Each of Mr. Butcher and New England Development, LLC disclaim any beneficial ownership of such shares, except to the extent of their pecuniary interest therein. The address for New England Development, LLC is One Wells Avenue, Newton, Massachusetts 02459.

(5)
Amount shown reflects the number of common units that are owned by STAG GI Investments, LLC. This entity is managed by a board of directors of which the controlling members are delegates of entities affiliated with GI Partners. As a result of the ability of these entities to select the controlling members of the board of directors of STAG GI Investments, LLC, GI Partners may be deemed to beneficially own the shares of common stock that may be received by STAG GI Investments, LLC upon exchange of its common units. GI Partners disclaims any beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The address for GI Partners is 2180 Sand Hill Road, Suite 210, Menlo Park, California 94025.

(6)
Includes 5,252 common units that are owned by STAG III Employees, LLC, of which an affiliate of Mr. Butcher is the manager and may be deemed to have beneficial ownership. Mr. Butcher disclaims beneficial ownership of the shares of common stock that may be received by that entity upon exchange of its common units, except to the extent of his pecuniary interest therein. Also includes (a) 9,320 common units that are owned directly by Mr. Butcher, (b) 6,615 common units that are owned by affiliates of Mr. Butcher and (c) 140,863 LTIP units.

(7)
Includes 58,626, 73,164, 42,182 and 40,471 LTIP units held by each of Mr. Sullivan, Mr. Mecke, Ms. Arnone and Mr. King, respectively.

(8)
Includes 12,755 LTIP units held by each initial independent director.

(9)
Includes 11,193 common units that are owned by affiliates of New England Development, LLC.

(10)
Includes 3,731 common units that are owned directly by Mr. Sullivan.

(11)
This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on February 10, 2012. The Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (including Deutsche Investment Management Americas ("DIMA") and RREEF America L.L.C. ("RREEF"))

  beneficially own 1,208,087 shares of common stock. Of this amount, Deutsche Bank AG is deemed to have sole power to vote or to direct the vote with respect to 3,937 shares of common stock and sole power to dispose or direct the disposition with respect to 1,208,087 shares of common stock, DIMA is deemed to have sole power to vote or to direct the vote with respect to 3,937 shares of common stock, and RREEF is deemed to have sole power to dispose or direct the disposition with respect to 1,204,150 shares of common stock. The business address of Deutsche Bank AG, DIMA and RREEF is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(12)
This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 14, 2012. FMR LLC, in its capacity as a parent holding company, is deemed to have sole power to vote or to direct the vote with respect to 314,500 shares of common stock and each of FMR LLC and Edward C. Johnson 3d are deemed to have sole power to dispose or to direct the disposition with respect to 2,384,488 shares of common stock. FMR LLC and Edward C. Johnson 3d reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,069,988 shares or 13.018% of our outstanding common stock. The business address for FMR LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(13)
This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on January 9, 2012. Forward Management, LLC is deemed to have sole power to vote or to direct the vote and the sole power to dispose or direct the disposition with respect to 1,478,600 shares of common stock, and Forward Select Income Fund is deemed to have sole power to vote or to direct the vote and the sole power to dispose or direct the disposition with respect to 1,300,000 shares of common stock. The business address for Forward Management, LLC and Forward Select Income Fund is 101 California Street, Suite 1600, San Francisco, California 94111.

(14)
This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on February 14, 2012. Each of Lakewood Capital Management, LP, Lakewood Capital Advisors, LLC, Lakewood Capital Partners, LP and Anthony T. Bozza is deemed to have shares power to vote or to direct the vote with respect to 1,067,478 shares of common stock and shared power to dispose or to direct the disposition with respect to 1,067,478 shares of common stock. The business address for Lakewood Capital Management, LP, Lakewood Capital Advisors, LLC, Lakewood Capital Partners, LP and Anthony T. Bozza is 650 Madison Avenue, 25th Floor, New York, New York 10022.

(15)
This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on February 8, 2012. Morgan Stanley is deemed to have sole power to vote or to direct the vote with respect to 741,750 shares of common stock and sole power to dispose or direct the disposition with respect to 998,680 shares of common stock, and Morgan Stanley Investment Management Inc. is deemed to have sole power to vote or to direct the vote with respect to 741,750 shares of common stock and sole power to dispose or direct the disposition with respect to 998,680 shares of common stock. The business address of Morgan Stanley is 1585 Broadway, New York, New York 10036 and the business address of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(16)
Information is based solely on our records and may not include shares of common stock they hold in street name.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2011 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a) except, Mr. Furber's acquisition of 5,000 shares of common stock at our initial public offering price of $13.00 per share on April 15, 2011 was reported on September 23, 2011 and Mr. Sullivan's acquisition of 14,834 shares of common stock at a price of $12.17 per share on April 20, 2011 was reported on April 25, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

        Our company was formed by the contribution of the real property and other interests held by STAG Investments III, LLC ("Fund III"), STAG Investments IV, LLC ("Fund IV"), STAG GI and the members of the management company. Certain of our directors and all of our executive officers and certain of their affiliates have direct or indirect interests in Fund III, Fund IV, STAG GI and the management company. In connection with our initial public offering, Fund III, Fund IV, STAG GI and the owners of the management company entered into contribution agreements with us and our operating partnership, pursuant to which our operating partnership assumed or paid off, with the proceeds of the initial public offering, $162.2 million of indebtedness and Fund III, Fund IV, STAG GI and the members of the management company received 7,590,000 common units, representing approximately 35.1% of our common stock outstanding following the consummation of the initial public offering on a fully diluted basis.

        In connection with our formation transactions and our initial public offering, our executive officers directly or indirectly, through one or more affiliates, received material financial and other benefits based on their invested capital in Fund III, Fund IV and STAG GI, their interests in the management company and their potential residual interests in each of Fund III, Fund IV and STAG GI. The table below sets forth a list of what individual directors and executive officers of our company received as a result of the contributions.

	Common Units(2)
Name(1)	Number	Value
Benjamin S. Butcher	46,144	$529,272
Gregory W. Sullivan	49,745	$570,575
Stephen C. Mecke	11,184	$128,280
Kathryn Arnone	7,400	$84,878
David G. King	5,702	$65,402

(1)
The amounts shown in the table reflect common units received by the individual directly or received by any entity, but if by an entity only to the extent of the individual's interest in the assets of the entity. Accordingly, the amounts shown in the table above do not reflect common units received by entities that may be controlled by the individual (except to the extent of the individual's interest in the asset of the entity).

(2)
Includes our executive officers' investments in Fund III, Fund IV and STAG GI and their residual interests in Fund III, Fund IV and STAG GI. Solely for purposes of this table,

  we calculated our executive officers' residual interests assuming Fund III, Fund IV and STAG GI were liquidated on December 30, 2011 at $11.47 per share, which was the initial public offering price, and made certain other assumptions. We cannot estimate the actual timing of the liquidations of Fund III, Fund IV and STAG GI or the value of any distributions at the time of the liquidations.

          Following the expiration of a 12-month lock-up period, limited partners in our operating partnership, including Fund III, Fund IV, STAG GI and the members of the management company, will have the right to cause our operating partnership to redeem any or all of their common units for cash equal to the then-current market value of one share of our common stock, or, at our election, for shares of our common stock on a one-for-one basis.

          After the expiration of the lock-up period, each of Fund III, Fund IV and STAG GI may distribute its common units to its members in accordance with the fund's operating agreement. In addition to their invested equity, certain members of Fund III, Fund IV and STAG GI, including certain of our officers, employees and directors, have residual interests, or contingent profit interests, in Fund III, Fund IV and STAG GI. As a result, they may receive distributions related to the residual interests if there are sufficient proceeds after return of capital and preferred returns to themselves and the other equity investors in Fund III, Fund IV and STAG GI. In all cases where there is a residual distribution, the higher the share price of our common stock at the time a fund is liquidated, the greater the portion of the common units the fund will distribute to the holders of the residual interests.

          The number of common units issued in our formation transactions was fixed so that residual interests will not, in any manner, cause the issuance of additional common units or shares of common stock. In addition, because the value of the residual interests depends on the value of our common stock, not on the value of certain properties or portfolios individually, such residual interests align the interests of the holders of residual interests with the interests of our company and stockholders.

          Distributions subject to the residual interests may consist of, among other items:

  •
  cash from the operation or sale of three properties retained and owned by Fund III (the "Option Properties");

  •
  the common units received in our formation transactions;

  •
  cash or in-kind distributions paid on the common units;

  •
  cash or other assets from a direct or indirect disposition of the common units by Fund III, Fund IV or STAG GI; or

  •
  shares of our common stock or other securities received upon redemption of the common units.

        While the timing of these contributors' distributions is expected to occur no earlier than 12 months after the initial public offering, we cannot estimate what the value of any future distribution will be at the time it is made. In addition, we cannot estimate the timing of any future distributions by Fund III, Fund IV and STAG GI or the value of any future distributions when they are made. Accordingly, we also cannot estimate whether any of the residual interests will operate to provide any of our executive officers or their affiliates additional consideration or the extent to which the residual interests may so operate. Our executive officers, certain of their affiliates, certain of our employees and certain other investors in the management company and Fund III, Fund IV and STAG GI have direct or indirect residual interests in amounts that vary by fund. Our Chairman and Chief Executive Officer and President, Mr. Butcher, and our Chief Financial Officer, Executive Vice President and Treasurer, Mr. Sullivan, are members of the management committees of the managers that will control the timing of any distributions made by Fund III and Fund IV.

        During 2011, STAG GI agreed to pay GI Partners a minimum distribution equal to an 8.0% current return on the value of GI Partners' interest in STAG GI (valuing its interest based on the $13.00 per share initial public offering price of our common stock at our initial public offering and without attributing any value to the residual interests in STAG GI) until we paid a minimum distribution equal to an 8.0% dividend for two consecutive quarters. The sole sources of funds for this minimum distribution was the distributions paid on the common units held by STAG GI that are attributable to NED and, to the extent such distributions were not sufficient to satisfy this minimum distribution, the obligation of a third-party investor affiliated with NED to indirectly fund any shortfall to GI Partners. As we declared distributions for both the second and third quarters of 2011 that equal this minimum distribution, this requirement expired on October 14, 2011.

Services Agreement and Option Properties

        In connection with our formation transactions and our initial public offering, we entered into separate services agreements with STAG Investments II, LLC ("Fund II"), Fund III and Fund IV pursuant to which we manage their operations and certain other properties, as set forth in greater detail below. Fund II continues to operate as a private, fully-invested fund and retained ownership of its 86 properties, with approximately 13.1 million rentable square feet. We entered into a services agreement with Fund II on terms we believe to be customary, pursuant to which we manage its properties in return for an annual asset management fee based on the equity investment in such assets, which will initially equal 0.94% of the equity investment and may increase up to 1.25% of the equity investment to the extent assets are sold and the total remaining equity investment is reduced. The services agreement is terminable by either party on 30 days' written notice.

        Following completion of our formation transactions, Fund III retained ownership of the Option Properties, which consist of three properties with approximately 890,891 rentable square feet that are vacant and that are acquisition opportunities for us. We entered into a services agreement with Fund III pursuant to which we manage the Option Properties for an annual fee of $30,000 per property and provide the limited administrative services (including preparation of reports for the Fund III lender and investors, bookkeeping, tax and accounting services) Fund III will require until its liquidation for an annual fee of $20,000. Upon approval of our independent directors, we have the right to acquire any of the Option Properties individually for a period of up to three months after notification that the property has stabilized, defined as 85% or greater occupancy pursuant to leases with at least two years in remaining duration. The sale price of each property will be based on the fair market value of the property as determined by a third-party appraisal. We have agreed to pay such sale price in cash and not assume any existing loan on any of the Option Properties. In addition, Fund III agreed not to sell any of the Option Properties except (1) following our failure to exercise timely our option to purchase the property upon stabilization (in which case the property will become freely saleable), or (2) subject to a right of first refusal in our favor, pursuant to a "bona fide user sale transaction." A "bona fide user sale transaction" is a sale to a buyer, where the buyer or its affiliate intends to occupy the property (as compared to a buyer that intends to lease the property to a tenant unaffiliated with the buyer). If a bona fide user sale transaction results in proceeds, after out-of-pocket expenses of the sale, in excess of Fund III's undepreciated cost to acquire the property plus any subsequent capital invested in the property, then we will be entitled to 25% of such net excess proceeds. Our right to purchase the Option Properties expires five years after the date of the closing of our initial public offering.

        In addition, we entered into a services agreement with Fund IV pursuant to which we provide the limited administrative services (including preparation of reports for the Fund IV investors, bookkeeping, tax and accounting services) Fund IV will require until its liquidation for an annual fee of $20,000. As of the completion of our initial public offering, STAG GI requires no further administrative or other services.

Partnership Agreement

        In connection with our formation transactions and our initial public offering, we entered into the partnership agreement with the various entities and persons directly receiving common units in our formation transactions, including Fund III, Fund IV, STAG GI and certain of our directors and executive officers and certain of their related parties. As a result, such persons will become limited partners of our operating partnership.

Employment Agreements

        We entered into employment agreements with our named executive officers effective April 20, 2011, as described in "Executive Officer Compensation—Employment Agreements" that became effective upon completion of our initial public offering. These agreements provide for salary, bonuses and other benefits, including, potentially, severance benefits upon a termination of employment, as well as for grants of shares of restricted stock and cash bonuses.

Indemnification of Officers and Directors

        Our charter and our bylaws obligate us to indemnify each of our officers and directors who are made or threatened to be made a party to any proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of the final disposition of such a proceeding, to the maximum extent permitted by Maryland law. Our charter and bylaws also permit us to provide such indemnification and advancement of expenses to individuals who served our predecessor entities as an officer or director, as well as the right to provide indemnification and advancement of expenses to any employee or agent of such entities or us. In addition, the partnership agreement includes provisions providing for the indemnification of us as the general partner, and our directors, officers, employees and agents in connection with such proceedings. Finally, we entered into agreements with our directors and executive officers providing for indemnification and advancement or reimbursement of the expenses of such directors and officers, to the maximum extent permitted by Maryland law, in connection with such proceedings.

Voting Agreement

        In connection with our formation transactions, we, Fund III, Fund IV, STAG GI, GI Partners and the contributors of our management company entered into a voting agreement. Pursuant to the voting agreement, GI Partners had the right to select two members of our initial seven member board. In addition, we agreed that we will cause two persons selected by GI Partners to be nominated for election to the Board of Directors at each annual meeting of our stockholders. Both of the persons must meet minimum standards described in the voting agreement, and one of the selected persons must qualify as an independent director under the NYSE rules for director independence and be able to serve on one of our compensation, audit, nominating and investment committees and will be required to serve as the chairperson of one of such committees. The parties to the voting agreement agreed, at each annual meeting of our stockholders, to vote all of their shares of common stock in favor of the election of the two nominees to the Board of Directors. The agreement will terminate within the first three years after our initial public offering if GI Partners and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding immediately following their transfer of any interest in the common units received by STAG GI in our formation transactions (including shares of our common stock that we may issue upon redemption of such common units). In addition, the agreement will terminate after the first three years following our initial public offering if GI Partners and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding, whether or not immediately following their transfer of common units or shares of common stock.

Registration Rights Agreement

        We also entered into a registration rights agreement with the various entities and persons that received common units in our formation transactions. Under the registration rights agreement, subject to certain limitations, commencing not later than twelve (12) months after the closing of our initial public offering, we will file a shelf registration statement with the SEC, and thereafter use our best efforts to have the registration statement declared effective, covering the continuous resale of the shares of common stock issued or issuable in exchange for common units issued to Fund III, Fund IV, STAG GI and the members of the management company in our formation transactions. We may, at our option, prepare and file a registration statement registering the issuance by us to the holders of common units received in our formation transactions of shares of our common stock in lieu of our operating partnership's obligation to pay cash for such common units. We also agreed to provide rights to holders of these common units to demand additional registration statement filings. We agreed to pay substantially all of the expenses relating to a registration of such securities.

Relationship with New England Development, LLC

        An affiliate of NED provided the seed capital for our predecessor company in 2003. As a result, the NED affiliate and Mr. Sullivan, NED's former senior officer and our Chief Financial Officer, Executive Vice President and Treasurer, received ownership interests in the management company. In connection with our initial public offering, the NED affiliate and Mr. Sullivan contributed their respective interests in the management company to our operating partnership in exchange for common units.

        Mr. Sullivan served on the board of managers of the management company continuously since its formation until its contribution to the operating partnership. Mr. Sullivan also serves on the board of managers or management committees of STAG Manager II, LLC (the entity that manages Fund II), STAG Manager III, LLC (the entity that manages Fund III), and STAG Manager, LLC (the entity that manages Fund IV and STAG GI). In addition, Mr. Sullivan served on the investment committees for Fund II, Fund III and Fund IV.

        Other than NED's (and its affiliates') ownership of common units received as a result of our formation transactions, NED has no further interest in or control of our company.

Review and Approval of Future Transactions with Related Persons

        The Board of Directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

..

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the 2013 annual meeting of stockholders must be received by the corporate secretary of the company no later than November 28, 2012 in order to be considered for inclusion in our proxy statement relating to the 2013 meeting pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8").

        Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2013 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 29, 2012 and on or before November 28, 2012. If the 2013 annual meeting of stockholders is scheduled to take place before April 7, 2013 or after June 6, 2013, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2013 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2013 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2013 annual meeting of stockholders is first made public by our company. Any such proposal should be mailed to: STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts, 02110, Attention: Kathryn Arnone, Corporate Secretary. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

By Order of the Board of Directors
KATHRYN ARNONE Executive Vice President, General Counsel and Secretary
Boston, Massachusetts March 28, 2012

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000128826_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Benjamin S. Butcher 02 F. Alexander Fraser 03 Jeffrey D. Furber 04 Larry T. Guillemette 05 Francis X. Jacoby III 06 Hans S. Weger STAG INDUSTRIAL, INC. 99 HIGH STREET, 28TH FLOOR BOSTON, MA 02110 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratify the appointment of an independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal 2012. 3 The approval, by non-binding vote, of executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years 4 To recommend, by non-binding vote, the frequency of executive compensation votes. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000128826_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . STAG INDUSTRIAL, INC. Annual Meeting of Shareholders May 7, 2012 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Gregory W. Sullivan and Stephen C. Mecke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of STAG INDUSTRIAL, INC. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held May 7, 2012, at the offices of DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, MA and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, ONE YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side

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QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
2011 Director Compensation Table
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICER COMPENSATION
EXECUTIVE OFFICER COMPENSATION TABLES
PROPOSAL 3: ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS